Exhibit 4.8 -

AMENDED J.A. BOMBARDIER (J.A.B.) INC.
MANAGEMENT OPTION PLAN,
DATED FEBRUARY 1, 2006

J.A. Bombardier (J.A.B.) Inc.
Amended and Restated Management Option Plan
February 1, 2006

J.A. Bombardier (J.A.B.) Inc.

Management Option Plan

ARTICLE 1
PURPOSE

1.1 Purpose

The purpose of this Plan is to advance the interests of J.A. Bombardier (J.A.B.) Inc. (the "Corporation") and its subsidiaries by enhancing their ability to attract and retain employees, managers and directors, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the Corporation and its subsidiaries through their participation in the Corporation's share capital by receiving Class B Shares.

ARTICLE 2
INTERPRETATION

2.1 Definitions

When used herein the following terms have the following meanings, respectively:

"Adverse Claim" means any pledge, charge, lien, security interest, mortgage, adverse claim or other encumbrance of any kind or character;

"Affiliate" or "Affiliated" means:

(a) with respect to any specified Person other than a natural Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person other than a natural Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); and

(b) with respect to any natural Person, any natural Person who is a Member of the Immediate Family of such natural Person.

"Board" means the board of directors of the Corporation;

"Call Notice" has the meaning set forth in Section 4.7 (b) of this Plan.

"Call Option" has the meaning set forth in Section 4.7 (a) of this Plan.

"Canadian Securities Authorities" means any of The British Columbia Securities Commission, Alberta Securities Commission, Saskatchewan Securities Commission, The

Manitoba Securities Commission, Ontario Securities Commission, Commission des valeurs mobilières du Québec, Justice Securities Administration (New Brunswick), Nova Scotia Securities Commission, Registrar of Securities (Prince Edward Island), Director of Securities (Government of Newfoundland and Labrador), Registrar of Securities (Northwest Territories Justice Securities Registry), Registrar of Securities (Yukon Justice), Nunavut Legal Registries, and any of their successors.

"Canadian Securities Laws" means the securities legislation of each of the provinces and territories of Canada, as amended from time to time, and the rules, regulations, blanket orders and orders having application to the Corporation and forms made or promulgated under that legislation and the policies, instruments, bulletins and notices of one or more of the Canadian Securities Authorities.

"Cause" means, with respect to any Participant, the following events or conditions, (i) (other than by reason of Disability) the willful failure to perform, or gross negligence in the performance of, the Participant's material duties and responsibilities to the Corporation or any of its subsidiaries, or willful failure to follow or carry out any reasonable material direction of the Board, and the continuance of such failure or gross negligence for a period of thirty days after written notice to such Participant; (ii) the material breach by such Participant of any agreement to which such Participant and the Corporation or any of its subsidiaries are party, which breach continues for thirty days after written notice to Participant; (iii) the commission of fraud, embezzlement, theft, sexual harassment or other material dishonesty by Participant; (iv) the conviction of Participant of, or plea by Participant of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; and (v) any other intentional action or intentional omission that involves a material breach of fiduciary obligation on the part of such Participant or otherwise could reasonably be expected to have a material adverse effect upon the business, interests, or reputation of the Corporation or any of its subsidiaries.

"Change of Control" means the first Transfer resulting in 50% or more of the then outstanding Class A Shares of the Corporation being held by any Person or group of Persons acting in concert (other than the Investors and their Affiliates and other than an underwriter in connection with a Public Offering);

"Class A Shares" means the Class A Common Shares in the capital of the Corporation;

"Class B Shares" means the Class B Common Shares in the capital of the Corporation;

"Committee" has the meaning set forth in Section 3.2 of this Plan;

"Common Shares" means the common shares of the Corporation (including the Class A Shares and the Class B Shares);

"Corporation" has the meaning set forth in Section 1.1 of this Plan;

"Date of Grant" means, for any Option, the date upon which the Option was granted;

"Director" means a member of the Board or of the board of directors of an Affiliated company;

"Disabled" or "Disability" means, for purposes of the Plan only, the inability of an Optionee to perform substantially all of such Optionee's duties and responsibilities to the Corporation and its Affiliates as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by such Optionee, with or without reasonable accommodation, for 180 consecutive days, as determined by a physician selected by the Corporation to whom the Optionee has no reasonable objection.

"Electing Purchaser" has the meaning set forth in Section 4.7(c) of this Plan;

"Exercise Notice" means a notice in writing, in the form set out in Schedule A, signed by an Optionee and stating the Optionee's intention to exercise a particular Option;

"Exercise Price" means the price at which a Class B Share may be purchased pursuant to the exercise of an Option;

"Exercise Period" means the period of time during which an Option granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years from the relevant Date of Grant);

"Initial Public Offering" means the first sale of Common Shares (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) to an underwriter for reoffering to the public in a Public Offering pursuant to (i) an effective registration statement filed with the SEC on Form S-1 (or any successor form), (ii) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Laws or (iii) comparable mechanics under the securities laws of any other jurisdiction;

"Investors" has the meaning set forth in the Shareholders Agreement;

"Member of the Immediate Family" means, with respect to any individual, each spouse (whether by marriage or civil union) or common law partner (as defined in the Income Tax Act (Canada)) or child or other descendants (whether by birth or adoption) of such individual, each spouse (whether by marriage or civil union) or common law partner (as defined in the Income Tax Act (Canada)) of any of the aforementioned individuals, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

"Option" means a non-assignable, non-transferable right to purchase Class B Shares under this Plan;

"Optionee" means a Participant who has been granted one or more Options;

"Option Agreement" means a signed, written agreement between an Optionee and the Corporation evidencing the terms and conditions on which an Option has been granted.

"Participant" means a Director or an officer of the Corporation or of an Affiliated company, a current full-time or part-time employee or contract employee of the Corporation or of an Affiliated company. "Participant" includes Registered Retirement Savings Plans or Registered Retirement Income Funds established by or for the Director, officer or individual employee (or under which such individual is the beneficiary) and a subsidiary entity of such individual;

"Person" means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof;

"Plan" means this Management Option Plan;

"Public Offering" a public offering and sale of Common Shares for cash pursuant to (i) an effective registration statement under the United States Securities Act of 1933, as in effect from time to time, (ii) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Laws or (iii) comparable mechanics under the securities laws of any other jurisdiction.

"Retirement" means retirement from active employment with the Corporation and an Affiliated company at or after age 65 or at or after such earlier age and upon the completion of such years of service as the Board may specify;

"Remaining Shares" has the meaning set forth in Section 4.7(c) of this Plan;

"Shareholder Call Group" has the meaning set forth in Section 4.7(a) of this Plan;

"Shareholders Agreement" means the Unanimous Shareholders Agreement dated as of December 18, 2003 among the Corporation, Bombardier Recreational Products Inc. and the shareholders of the Corporation;

"Subject Shares" has the meaning set forth in Section 4.7 of this Plan; and

"Termination Date" means in the case of a Participant whose employment or term of office with the Corporation or an Affiliated company terminates in the circumstances set out in Section 4.6(b) or 4.6(c), the date that is designated by the Corporation or an Affiliated company, as the case may be, as the last day of the Optionee's employment or term of office with the Corporation or the Affiliated company, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Optionee, such date shall not be earlier than the date notice of resignation was given, and "Termination Date" specifically does not mean the date on which any period of reasonable notice that the Corporation or the Affiliated company (as the case may be) may be required at law to provide to the Optionee, would expire.

2.2 Interpretation

(a) Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term

"discretion" means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b) As used herein, the terms "Article", "Section", "Subsection" and "clause" mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d) In this Plan, a Person is considered to be a "subsidiary entity" of another Person if:

(i) it is controlled by,

(A) that other, or

(B) that other and one or more Persons, each of which is controlled by that other, or

(C) two or more Persons, each of which is controlled by that other; or

(ii) it is a subsidiary entity of a Person that is that other's subsidiary entity.

(e) In this Plan, a Person is considered to be "controlled" by a Person if: (i) in the case of a Person,

(A) voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other Person, and

(B) the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii) in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii) in the case of a limited partnership, the general partner is the second-mentioned Person.

(f) Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION

3.1 Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a) determine the individuals (from among the Participants) to whom Options may be granted;

(b) grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

(i) the time or times at which Options may be granted;

(ii) the Exercise Price, which will not be less than the fair market value of the Common Shares subject to the Option determined as of the date of grant;

(iii) the time or times when each Option vests and becomes exercisable and, subject to Section 4.2, the duration of the Exercise Period;

(iv) whether restrictions or limitations are to be imposed on the Class B Shares and the nature of such restrictions or limitations (including, without limitation, the conditions of exercise set forth in Section ARTICLE 4); and

(v) any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c) interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d) make all other determinations, settle all controversies and disputes that may arise under this Plan and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board's determinations and actions under this Plan are conclusive and binding on the Corporation and all other Persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of an Affiliated company as the Board determines.

3.2 Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the "Committee") of the Board all or any of the powers conferred on the Board under the Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

3.3 Eligibility

All Participants are eligible to participate in the Plan, subject to Sections 4.51(b) and 4.6(d). Eligibility to participate does not confer upon any Participant any right to be granted Options pursuant to the Plan. The extent to which any Participant is entitled to be granted Options pursuant to the Plan will be determined in the sole and absolute discretion of the Board.

3.4 Total Class B Shares Subject to Options

(a) The aggregate number of Class B Shares that may be issued pursuant to the exercise of Options must not exceed 28,400,000.

(b) No Option may be granted if such grant would have the effect of causing the total number of Class B Shares subject to Options to exceed any of the total numbers of Class B Shares reserved for issuance pursuant to the exercise of Options and set forth in Section 3.4(a). Subject to applicable law and the provisions of the Shareholders Agreement, the Board may, in its discretion, amend the Plan to increase such numbers of Class B Shares without notice to any Optionees.

(c) To the extent Options terminate for any reason prior to exercise in full or are cancelled (with the consent of the Optionee), the Class B Shares subject to such Options shall be added back to the applicable number of Class B Shares reserved for issuance under the Plan and such Class B Shares will again become available for grant under this Plan as set forth in Section 3.4(a).

3.5 Option Agreements

All grants of Options under Section 4.1 of this Plan will be evidenced by Option Agreements. Such Option Agreements will be subject to the applicable provisions of this Plan and contain such provisions as are required by this Plan and any other provisions that the Board may, in its discretion, direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Option Agreement to each Optionee.

3.6 Non-transferability

Subject to Section 4.5 and except as specifically provided in an Option Agreement approved by the Board, Options granted under this Plan may only be exercised during the lifetime of the Optionee by such Optionee personally. No assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee (except that an Optionee may transfer Options to a corporation in respect of which the Optionee is the sole shareholder) and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect. If any Optionee (the "Original Optionee") has transferred Options to a corporation pursuant to this Section 3.6, such Options will terminate and be of no further force or effect if at any time the Original Optionee should cease to own all of the issued shares of such corporation other than by reason of death.

ARTICLE 4
GRANT OF OPTIONS

4.1 Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant.

4.2 Expiration of Options

Subject to any accelerated termination as set forth in this Plan (including, without limitation, as provided in Sections 4.5, 4.6 and 4.7), each Option expires on the 10th anniversary of the Date of Grant.

4.3 Vesting, Conditions of Exercise and Exercise Period

The Board may determine the time or times at which an Option will vest and become exercisable. Once an instalment has vested and become exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in the Option Agreement entered into in connection with the grant of such Option. Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Class B Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any instalment of any Option becomes exercisable notwithstanding the vesting schedule set forth in such Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

Subject to the provisions of this Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

4.4 Payment of Exercise Price

The Exercise Notice must be accompanied by payment in full of the purchase price for the Class B Shares to be purchased. The Exercise Price must be fully paid in cash or by certified cheque, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Board. No Class B Shares will be issued or transferred until full payment therefor has been received by the Corporation. As soon as practicable after receipt of any Exercise Notice and full payment, the Corporation will deliver to the Optionee a certificate or certificates representing the acquired Class B Shares.

4.5 Exercise upon Retirement, Death or Disability of Optionee

If a Participant dies or becomes Disabled while an employee, director or officer of the Corporation or an Affiliated company or if the employment or term of office of the Optionee with the Corporation or an Affiliated company terminates due to Retirement:

(a) the executor or administrator of the Optionee's estate or the Optionee, as the case may be, may exercise any Options of the Optionee to the extent that the Options were exercisable at the date of such death, Disability or Retirement and the right to exercise such Options terminates on the earlier of: (i) in the case of the Optionee's death, the date that is 365 days from the date of the Optionee's death, and in the case of Optionee's Disability or Retirement, the date that is 90 days from the date of the Optionee's Disability or Retirement; and (ii) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that were not exercisable at the date of death, Disability or Retirement immediately expire and are cancelled on such date; and

(b) such Optionee's eligibility to receive further grants of Options under the Plan ceases as of the date of the Optionee's death, Disability or Retirement, as the case may be.

4.6 Exercise upon Termination of Employment or Services

(a) Where, in the case of a Participant, an Optionee's employment or term of office with the Corporation or an Affiliated company ceases by reason of the Optionee's death, Disability or Retirement, then the provisions of Section 4.5 will apply.

(b) Where, in the case of a Participant, an Optionee's employment or term of office terminates by reason of termination by the Corporation or an Affiliated company without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then any Options held by the Optionee that are exercisable at the Termination Date continue to be exercisable by the Optionee until the earlier of: (A) the date that is 60 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that are not exercisable at the Termination Date immediately expire and are cancelled on the Termination Date.

(c) Where, in the case of a Participant, an Optionee's employment or term of office terminates by reason of (i) termination by the Corporation or an Affiliated company for Cause or (ii) voluntarily resignation by the Optionee, then any Options held by the Optionee, whether or not exercisable at the Termination Date, immediately expire and are cancelled on such date or at a time as may be determined by the Board, in its sole discretion.

(d) An Optionee's eligibility to receive further grants of Options under the Plan ceases as of the date that the Corporation or an Affiliated company, as the case may be, provides the Optionee with written notification that the Optionee's employment or term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

(e) Unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment within or among the Corporation or an Affiliated company for so long as the Participant continues to be an employee, director or officer of the Corporation or an Affiliated company, as the case may be.

4.7 Call on Optionee Stock

(a) Except as otherwise set forth in any Option Agreement, upon any Participant's termination of employment with the Corporation and its subsidiaries for any reason, the Corporation shall have the right to purchase (a "Call Option") all or any portion of the securities which is obtained by such Participant through the exercise of an option (the "Subject Shares") or originally issued to such Participant but held by one or more permitted transferees under the Shareholders Agreement (collectively, the "Shareholder Call Group"). The repurchase price shall be paid in cash; provided, however, that at the election of the Corporation the Corporation may pay the repurchase price in part in cash and in part in notes as follows:

(i) the Corporation will pay a portion of the repurchase price in cash in an amount not less than the amount of tax required to be paid by the Seller in respect to the year of repurchase in connection with the repurchase, such amount to be reasonably determined in good faith by the Corporation on the basis of the highest income tax rate applicable to taxpayers of the applicable type in the jurisdiction in question,

(ii) the Corporation will issue a promissory note in the aggregate principal amount equal to the balance of the repurchase price, the principal amount of which note will be due and payable in three equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate 8% per annum and be payable in cash annually in arrears, in each case subject to the provisions of clause (iii) below, and

(iii) notwithstanding any of the provisions of any promissory note issued under Section 4.7(a)(ii), including without limitation, the stated maturity of such note and the stated date on which interest payments are due, cash payments in respect of such promissory note will not become due and payable until such time as such payment can be made without violating any debt financing agreement to which the Corporation or any of its subsidiaries is, from time to time, a party.

Except as otherwise provided herein or the Option Agreement, the repurchase price per share pursuant to the Call Option shall be the fair market value of such share at the time of repurchase pursuant to the Call Option. Except as otherwise provided in the Option Agreement, if a Participant's employment is terminated by the Corporation for Cause, the repurchase price per share will be equal to the lesser of: (A) the original purchase price of such shares as reduced (but not below $.01 per share) to account for any amounts paid by the Corporation in respect of dividends or distributions relating to the Subject Shares and (B) the fair market value of such share at the time of repurchase pursuant to the Call Option. For purposes of this Section 4.7, fair market value of the shares shall be determined by the Board in good faith, taking into account all material facts then actually known to the Board.

(b) The Corporation may exercise the Call Option by providing written notice of such exercise (the "Call Notice") to the applicable Shareholder Call Group within 60 days after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after any stock option held by the applicable Participant could have been exercised. The Call Notice shall state that the Corporation has elected to exercise the Call Option, and the number and expected repurchase price of the Subject Shares with respect to which the Call Option is being exercised. In such event, closing of the share sale pursuant to the Call Option shall take place at such time and place as the Corporation shall specify by notice to the Participant which will be no later than 30 days after the date of the Corporation's notice of exercise of the Call Option. At the closing of such sale, the holder of Subject Shares to be sold shall deliver the certificates evidencing the shares to be purchased by the Corporation duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against payment of the repurchase price required by this Section 4.7. In the event that such holder of Subject Shares fail to deliver such certificates to the Corporation on the date specified by the Corporation for the closing, the Corporation may cancel such Subject Shares on the books and records of the Corporation and deposit such repurchase price in a separate bank account for the benefit of such holders, which the Corporation shall release to such holders upon receipt of such share certificates. The delivery of a certificate or certificates for Subject Shares by any Person selling Subject Shares pursuant to any Call Option shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Subject Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Subject Shares as contemplated; (iii) such Subject Shares are free and clear of any and all liens or encumbrances and (iv) there is no Adverse Claim with respect to such Subject Shares.

(c) If the Corporation elects not to exercise its Call Option or does not elect to purchase all of the Subject Shares, the Corporation shall deliver a notice to the Investors notifying the Investors of its election within 60 days after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after any stock option held by the applicable Participant could have been exercised. The Investors shall have a second option to purchase any of the Subject Shares which are not purchased by the Corporation or its assignee (the "Remaining Shares") on the same term and conditions described above. Each Investor may elect to purchase (each, an "Electing Purchaser") any number of the Remaining Shares by providing a written notice thereof to the applicable Participant within 90 days after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after any stock option held by the applicable Participant shall have been exercised; provided however, the number of Remaining Shares to be purchased by each Electing Purchaser shall be determined as follows:

(i) First, each Electing Purchaser shall be allocated a number of Remaining Shares equal to the lesser of (A) the number of Remaining Shares as to which the Electing Purchaser elected to purchase or (B) such Electing

Purchaser's pro rata share of such Remaining Shares based on the number of Class A Shares owned by such Electing Purchaser as of immediately prior to the expiration of the period for submitting election notices, and

(ii) the balance, if any, shall be offered and allocated to Electing Purchasers to the extent they express (or in the election notice expressed) a willingness to purchase additional Remaining Shares (and, in the case of oversubscription for such additional Remaining Shares, shall be allocated among Electing Purchasers in such manner as they may agree, or absent agreement pro rated in accordance with their respective ownership of Class A Shares as of immediately prior to the expiration of the period for submitting election notices).

(d) Neither the Corporation nor any Person directly or indirectly affiliated with the Corporation (in each case whether as a shareholder, director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to any Participant or other Person, and none of the Participants or other Persons shall have any right to be advised of, any material information regarding the Corporation or otherwise at any time prior to, upon, or in connection with any termination of his/her employment by the Corporation and its subsidiaries upon the exercise of any Call Option or any purchase of the Subject Shares in accordance with the terms hereof.

(e) The provisions of this Section 4.7 shall expire on the occurrence of an Initial Public Offering or Change of Control.

4.8 Discretion to Permit Exercise

Notwithstanding the provisions of Sections 4.5 and 4.6, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections and in any Option Agreement, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond the expiration of the Exercise Period of the particular Option.

4.9 Change of Control

Except as otherwise set forth in any Option Agreement, in the event of any Change of Control transaction in which there is an acquiring or surviving entity, the Board may provide for substitute or replacement options of similar value from, or the assumption of outstanding Options by, the acquiring or surviving entity or one or more of its subsidiaries, any such substitution, replacement or assumption to be on such terms as the Board in good faith determines; provided, however, that in the event of a Change of Control transaction the Board may take, as to any outstanding Option, any one or more of the following actions:

(a) provide that any or all Option shall thereupon terminate; provided that any such outstanding Options that have vested shall remain exercisable until consummation of such Change of Control;

(b) make any outstanding Option exercisable in full.

4.10 Shareholders Agreement

Each Optionee must, at the time of exercising an Option, sign and deliver a counterpart and acknowledgement to the Shareholders Agreement (if such Optionee is not already a party thereto and if such Shareholders Agreement is still in effect) in the form attached as Schedule B to this Plan. Each Optionee acknowledges that the Shareholders Agreement restricts transfers of Class B Shares.

4.11 Conditions of Exercise

Each Optionee will, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable.

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS

5.1 General

The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

5.2 Reorganization of Corporation's Capital

Should the Corporation effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that, in the opinion of the Board, would warrant the replacement of any existing Options in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.3 Other Events Affecting the Corporation

In the event of an amalgamation, combination, merger or other reorganization involving the Corporation by exchange of Class B Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants the replacement of any existing Options in order to adjust: (a) the number of Class B Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.4 Immediate Exercise of Awards

Where the Board determines that the steps provided in Sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

5.5 Issue by Corporation of Additional Shares

Except as expressly provided in this Article 5, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Class B Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

5.6 Fractions

No fractional Class B Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Sections 5.2 to 5.4 inclusive, an Optionee would become entitled to a fractional Common Share, the Optionee has the right to acquire only the adjusted number of full Class B Shares and no payment or other adjustment will be made with respect to the fractional Class B Shares so disregarded.

5.7 Conditions of Exercise

The Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Class B Shares subject to such Option upon any stock exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, stock exchange or of the holders of the Class B Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Class B Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Optionees shall, to the extent applicable, cooperate with the Corporation in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Corporation or any of its officers or directors as a result of any failure by the Corporation to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1 Legal Requirement

The Corporation is not obligated to grant any Options, issue any Class B Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by an Optionee or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency.

6.2 Optionee's Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliated company. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliated company ceases to be an Affiliated company.

6.3 Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that an Optionee pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Class B Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

6.4 Rights of Participant/Optionee

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving an Optionee a right to remain in the employ of the Corporation or an Affiliated company. No Optionee has any rights as a shareholder of the Corporation in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option (including, without limitation, the payment of dividends or other distributions) until the allotment and issuance to the Optionee of certificates representing such Common Shares. The loss of existing or potential profit in Options granted under this Plan shall not constitute an element of damages in the event of termination of an Optionee's employment or service in any office or otherwise.

6.5 Termination; Amendment

(a) The Plan will terminate and, for greater certainty, all unexercised Options shall terminate and expire on the date upon which no further Class B Shares remain available for issuance pursuant to Options which may be granted under the Plan and no Options remain outstanding unless renewed for such further period and upon such terms and conditions as the Board may determine.

(b) The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate. No such amendment, suspension or termination of this Plan, without the consent of any Optionee or the representatives of his or her estate, as applicable, alters or impairs any rights or obligations arising from any Option previously granted to an Optionee under this Plan.

6.6 Indemnification

Every Director will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

6.7 Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Class B Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

6.8 Effective Date

This Plan becomes effective on a date to be determined by the Board.

6.9 Language

The parties have expressly requested that this Plan and all related documents be drafted in English only. Les parties ont expressément requis que ce regime et tous les documents qui s'y rattachent soient rédigés en anglais seulement.

6.10 Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

SCHEDULE A

Stock Option Plan Exercise Notice Form - Options

I, ____________________________, hereby exercise the option (print name) to purchase __________________Class B Shares of  _______________(the "Corporation") at a purchase price of $ ___________per Common Share. This Exercise Notice is delivered in respect of the option to purchase _______________Class B Shares of the Corporation that was granted to me on _________________pursuant to the Option Agreement entered into between the Corporation and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Corporation in the amount of $________________ as full payment for the Class B Shares to be received upon exercise of the Option.

_______________________________	_______________________________
Date	Optionee's Signature

SCHEDULE B

Form of Counterpart and Acknowledgement

Acknowledgement and Counterpart to the Shareholders Agreement between dated as of December 18, 2003, among J.A. Bombardier (J.A.B.) Inc. (the "Corporation"), Bombardier Recreational Products Inc., and shareholders of the Corporation, as the same may be amended, restated or replaced (the "Agreement").

The undersigned agrees to be bound, at the time he or she acquires shares of the Corporation, by all the provisions of the Agreement including, without limitation, all covenants, agreements, obligations, representations and warranties made by a Manager in the Agreement and will be entitled to all the benefits and entitlements of a Manager under the Agreement, except as otherwise set out therein, and the Agreement will apply to the undersigned mutatis mutandis without further action by the undersigned or any party thereto. This Option and any securities issued upon exercise of this Option constitute Management Shares as defined in the Agreement. The undersigned confirms that he or she has received a copy of the Agreement or have been given the opportunity to review the Agreement, and has obtained, or has had the opportunity to obtain, independent legal advice prior to entering into this agreement and acknowledgement. (DATED this __________ day of _________________, _______.

_____________________________	_____________________________
Witness:	Optionee: